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                                                                       EXHIBIT 5

                                VOTING AGREEMENT

            THIS VOTING AGREEMENT (this "AGREEMENT"), dated as of June 17, 2004, by and among The Canopy Group, Inc. ("CANOPY") and the entities listed on the signature pages hereto (the "INVESTORS"), and, for purposes of Section 5 only, MTI Technology Corporation, a Delaware corporation (the "COMPANY").

                                   BACKGROUND

            A. As of the date hereof, Canopy is the Beneficial Owner of 14,463,285 shares of the common stock, par value $0.001 per share, of the Company (the "COMMON STOCK").

            B. Under Sections 7.01(n) of that certain Securities Purchase Agreement, dated as of the date hereof, by and among the Company and the Investors (the "PURCHASE AGREEMENT"), the delivery of this Agreement is a condition to the Investors' obligation to purchase from the Company (i) shares of the Company's Series A Convertible Preferred Stock, par value $0.001 per share (the "SERIES A PREFERRED STOCK") and (ii) warrants to purchase shares of Common Stock (the "WARRANTS").

            C. This Agreement is being entered into in order to induce the Investors to consummate the transactions contemplated by the Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement).

                                    AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other, good and valuable consideration, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

            1. Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

            "ADVENT" means Advent International Corporation, a Delaware corporation.

            "AFFILIATE" of a Person means any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning more than twenty percent (20%) of the voting securities of another Person shall be deemed to control that Person.

            "BENEFICIALLY OWN" has the meaning set forth in Rule 13d-3 under the Exchange Act, and "BENEFICIAL OWNERSHIP" shall have a correlative meaning.
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            "BOARD" means the Board of Directors of the Company.

            "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

            "CHANGE OF CONTROL TRANSACTION" means (i) any merger, consolidation or liquidation of the Company, (ii) any sale by the Company or the Company's stockholders of Securities representing twenty percent (20%) or more of the outstanding Voting Securities; (iii) any issuance by the Company of Securities which constitutes, after such issuance, twenty percent (20%) or more of the outstanding Voting Securities or which requires an amendment to the Company's Certificate of Incorporation to increase the authorized capital of the Company;
(iv) any sale of assets representing twenty percent (20%) or more of either the total fair market value of the assets or the book value of the Company, or (v) any acquisition of equity interests in or assets of another Person with a purchase price representing twenty percent (20%) or more of the market capitalization of the Company (calculated by multiplying (x) the average closing price per share of Common Stock on the Nasdaq SmallCap Market for the twenty
(20) trading days prior to (and not including) the date of the meeting of the Company's stockholders at which such Change of Control Transaction is to be voted upon, by (y) the number of shares of Common Stock outstanding on such date).

            "COMMISSION" means the Securities and Exchange Commission.

            "DGCL" means the Delaware General Corporation Law, as amended.

            "EMC" means EMC Corp., a Massachusetts corporation.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "PERSON" means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "RULE 144" means Rule 144 promulgated under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced section of such rule, any successor section thereto, collectively and as from time to time amended and in effect.

            "SECURITIES" means (a) all shares of the common stock and preferred stock of the Company, (b) all options, warrants or rights to acquire shares of common stock or preferred stock, (c) all securities which are convertible into or exchangeable or exercisable for, common stock or preferred stock and (d) all other securities of the Company which may be issued in exchange for or in respect of shares of common stock or preferred stock (whether by way of stock split, stock dividend, combination, reclassification, reorganization or any other means).

            "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


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            "SERIES A CERTIFICATE" means the Certificate of Designation of
Series A Convertible Preferred Stock forming a part of the Certificate of Incorporation of the Company, as amended from time to time in accordance with the terms thereof.

            "SERIES A DIRECTOR" means the representative of the Investors elected to the Board pursuant to Section 3(b) of the Series A Certificate.

            "TRANSFER" means any transfer of Securities, whether by sale, assignment, gift, will, devise, bequest, operation of the laws of descent and distribution, or in trust, pledge, hypothecation, mortgage, encumbrance or other disposition. The verb to "TRANSFER" shall mean to sell, assign, give, dispose, transfer (including by gift, will, devise, bequest, or operation of laws of descent and distribution, or in trust), pledge, hypothecate, mortgage, or encumber.

            "VOTING SECURITIES" means any Securities which are entitled under the DGCL or the Company's Certificate of Incorporation to be voted at a meeting of stockholders of the Company.

            2.    Agreements to Vote.

                  2.1. Elections of Directors. At any meeting of the stockholders of the Company at which members of the Board are to be elected and the Investors do not then have either a Series A Director on the Board or the power at such election to elect a Series A Director to the Board:

                        (a) Canopy shall vote, or cause to be voted, all Voting Securities that it Beneficially Owns in favor of the election to the Board of one (1) individual nominated by the Investors and indicated by Advent to Canopy in writing at least ten (10) days prior to such meeting of the stockholders; and

                        (b) each Investor shall vote, or cause to be voted, all Voting Securities that it Beneficially Owns in favor of the election to the Board of one (1) individual nominated by Canopy and indicated to Advent in writing at least ten (10) days prior to such meeting of the stockholders.

                  2.2.  Change of Control Transactions.

                        (a)   Irrevocable Proxy.

                              (i)   Contemporaneously with the execution of this
Agreement, Canopy shall deliver, or cause to be delivered, to the Investors an irrevocable proxy coupled with an interest in the form attached hereto as Exhibit A (the "IRREVOCABLE PROXY"), designating Advent as the named proxy with the right to vote all Voting Securities Beneficially Owned by Canopy (the "PROXY SECURITIES") on behalf of Canopy in connection with any vote of the stockholders of the Company on any matter relating to a Change of Control Transaction (a "COC ISSUE"). The Irrevocable Proxy shall be irrevocable to the fullest extent permitted by law and shall be effective from and after the date hereof, except as set forth below.


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                              (ii)  Notwithstanding the foregoing, in the event
Canopy and a Contested Investor (as defined below) disagree as to how to vote any Contested Proxy Securities (as defined below) on any COC Issue after the procedures of Section 2.2(b) below and either (A) such Contested Investor exercises the Put Right pursuant to Section 2.2(c) below and Canopy tenders the Put Price with respect to all of the Put Shares or (B) such Contested Investor does not exercise the Put Right, the Irrevocable Proxy shall be without any force or effect with respect to, and Advent shall not be entitled to vote, the Contested Proxy Securities with respect to such COC Issue. In such event, Canopy shall vote the Contested Proxy Securities on such COC Issue in accordance with the Canopy Vote Notice (as defined below) and, if the Irrevocable Proxy is not terminated pursuant to Section 2.2(a)(iii) below due to Canopy's purchase of the Put Shares, the Irrevocable Proxy shall be reinstated immediately after the Vote Date with respect to such Contested Proxy Securities and shall thereafter continue in full force and effect with respect to any future COC Issue, except to the extent provided in this Section 2.2.

                              (iii) The Irrevocable Proxy shall terminate on the
date upon which the Investors cease to Beneficially Own in the aggregate more than fifty percent (50%) of the shares of Series A Preferred Stock they Beneficially Own as of the date hereof (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination, split-up, recapitalization and like occurrences on or after the date hereof affecting the Series A Preferred Stock).

                        (b)   Agreement to Vote.

                              (i)   Within ten (10) days after receipt of notice
from the Company setting the date (the "VOTE DATE") of the meeting of the Company's stockholders at which the COC Issue is to be voted upon (but not earlier than ten (10) days after receipt of materials disclosing the material terms of the Change of Control Transaction), Advent shall provide written notice to Canopy (the "INVESTOR VOTE NOTICE") indicating how the Investors intend the Proxy Securities to be voted by Advent on such COC Issue. If the Investors do not agree on how to vote the Proxy Securities, the Investor Vote Notice shall set forth the various positions of each of the Investors with respect to the COC Issue and specify how the Proxy Securities are intended to be voted in light of such disagreement. In all events, the Investor Vote Notice shall also set forth the number of shares of Series A Preferred Stock held by each Investor.

                              (ii)  If the Investor Vote Notice indicates that
the Investors are in agreement as to how the Proxy Securities shall be voted, and Canopy desires that the Proxy Securities be voted differently on the COC Issue from the manner set forth in the Investor Vote Notice, then Canopy shall provide written notice to each of the Investors of such desire within five (5) days after receipt of the Investor Vote Notice.

                              (iii) If the Investor Vote Notice indicates that
the Investors are not in agreement as to how the Proxy Securities shall be Voted, and Canopy desires that the Proxy Securities be voted differently on the COC Issue from the manner set forth in the Investor Vote Notice for any one of the Investors, then Canopy shall provide written notice to each of the Investors of such desire within five (5) days after receipt of the Investor Vote Notice. The proportionate amount of the Proxy Securities that are the subject of disagreement between


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any Investor and Canopy under this clause (iii) or clause (ii) above (which shall be in the same proportion as the Contested Investor's shares of Series A Preferred Stock are to all shares of Series A Preferred Stock then outstanding) are herein referred to as the "CONTESTED PROXY SECURITIES," and any Investor with which Canopy so disagrees is herein referred to as a "CONTESTED INVESTOR."

                              (iv)  Within five (5) days after the Investors'
receipt of a notice from Canopy provided pursuant to clause (ii) or (iii) of this Section 2.2(b) (in either case, a "CANOPY VOTE NOTICE"), the Investors and Canopy shall meet at the Company's corporate headquarters to discuss their differences as to the intended vote, and, if five (5) days after commencement of such discussions:

                                    (A)   Canopy and all of the Investors agree
that the Proxy Securities shall be voted on the COC Issue as set forth by any Investor in the Investor Vote Notice or as set forth in the Canopy Vote Notice, then the Investor Vote Notice shall be deemed to have been changed (if all Investors agree with Canopy Vote Notice) or the Canopy Vote Notice shall be deemed to have been withdrawn and, if applicable, the Investor Vote Notice shall be deemed to have been changed to reflect the agreement of all Investors (if Canopy and all Investors agree with the position of one or more Investors set forth in the Investor Vote Notice). In that case, Advent shall provide written notice of such agreement to all Investors and Canopy, and the Contested Proxy Securities shall be voted by Advent on the COC Issue in accordance with such agreement; or

                                    (B)   Canopy and any Contested Investor(s)
do not agree as to how the Contested Proxy Securities shall be voted on the COC Issue, then Advent shall be entitled to vote the Contested Proxy Securities in accordance with the Investor Vote Notice unless Canopy tenders payment with respect to the shares of Series A Preferred Stock designated by each Contested Investor pursuant to the exercise of the Put Right in accordance with Section 2.2(c) below.

                              (v)   In the event Canopy does not provide a
Canopy Vote Notice, Canopy shall be deemed for purposes of this Section 2.2(b) to have agreed that Advent may vote the Proxy Securities on the COC Issue in the manner (or manners, as the case may be) set forth in the Investor Vote Notice.

                              (vi)  To the extent that the number of days
provided between notice of a stockholder vote and the Vote Date is less than or more than forty (40), the time periods provided in this Section 2.2 shall be proportionately contracted or expanded, as the case may be. In all events, the time periods set forth in this Section 2.2 shall be contracted (proportionately) to the extent necessary to allow the procedures outlined in this Section 2.2 to be completed at least seven (7) Business Days prior to the Vote Date.

                        (c)   Put Right.

                              (i)   If Canopy and any Contested Investor(s)
shall fail to reach agreement as provided in Section 2.2(b)(iv)(B) above such that the Contested Proxy Securities are to be voted against the position designated by such Contested Investor(s), such


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Contested Investor(s), severally and not jointly, shall then have the right (the
"PUT RIGHT") to require Canopy to purchase for cash all or any portion of the Series A Preferred Stock owned by such Contested Investor (the "PUT SHARES") at a purchase price equal to two (2) times the sum of (i) the aggregate Stated
Value (as defined in the Series A Certificate) of the shares of Series A Preferred Stock that such Contested Investor requires Canopy to purchase hereunder, plus (ii) any accrued but unpaid dividends on such Series A Preferred Stock (the "PUT PRICE").

                              (ii)  A Contested Investor shall exercise its Put
Right, if at all, by providing written notice thereof (a "PUT NOTICE") to Canopy on or prior to five (5) Business Days prior to the Vote Date. In the Put Notice, the Contested Investor shall indicate the number of Put Shares and the date proposed by the Contested Investor for the closing of Canopy's purchase of such Put Shares (which shall not be more than four (4) Business Days after the date the Investor provides such Put Notice). The Investor providing such Put Notice (other than an Investor managed by Advent) shall simultaneously furnish a copy thereof to Advent.

                              (iii) The closing of Canopy's purchase of all Put
Shares (the "PUT CLOSING DATE") shall take place simultaneously at such time, date and location as shall be mutually agreeable to Canopy and the selling Contested Investor(s), which shall be as consistent as reasonably possible with the dates proposed for the closing in the Put Notices but in no event later than one (1) Business Day prior to the Vote Date. The Put Price shall be paid by Canopy to such selling Contested Investor at such closing by wire transfer of immediately available funds to an account designated in writing by such selling Contested Investor, and such selling Contested Investor shall deliver to Canopy the certificates evidencing the Put Shares, duly endorsed and in negotiable form with all the requisite documentary stamps affixed thereto. The Contested Investor shall deliver good title to its Put Shares on such closing date, free and clear of any liens or restrictions whatsoever, except for those restrictions provided for in this Agreement.

                        (d)   Additional Payment Upon Subsequent Transaction.

                              (i)   If all of the following events occur, Canopy
shall pay to the relevant Contested Investor promptly (but in no event later than three (3) Business Days following the consummation of the Approved COC Transaction (as defined below)) the Additional COC Payment Amount (as defined below), if any, as calculated with respect to such Investor pursuant to Section 2.2(d)(ii) below:

                                    (A)   the Investor Vote Notice indicates
that such Contested Investor desires that the relevant portion of the Proxy Securities be voted in favor of a proposed Change of Control Transaction;

                                    (B)   Canopy indicates to such Contested
Investor in a Canopy Vote Notice that it desires that such Proxy Securities not be voted in favor of the proposed Change of Control Transaction;

                                    (C)   such Contested Investor exercises its
Put Right and Canopy purchases the Put Shares pursuant to Section 2.2(c), following the inability of such Contested Investor and Canopy to agree as to how the Proxy Securities shall be voted on the proposed Change of Control Transaction; and


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                                    (D)   within two (2) years after the Put
Closing Date, the Company's stockholders approve a Change of Control Transaction with the same party (or its Affiliate) as in the proposed Change of Control Transaction (the "APPROVED COC TRANSACTION").

                              (ii)  The "ADDITIONAL COC PAYMENT AMOUNT" shall be
an amount (which amount may not be less than zero) equal to (A) the amount such Contested Investor would have received for its Put Shares had the proposed Change of Control Transaction been consummated, minus (B) the Put Price such Contested Investor actually received from Canopy for its Put Shares.

                  2.3. Written Consents. The provisions of this Section 2 shall be equally applicable to any action taken or proposed to be taken by the Company's stockholders with respect to a COC Issue without a meeting, including without limitation any such action taken or proposed to be taken by written consent pursuant to Section 228 of the DGCL.

            3.    Restrictions on Transfers of Securities.

                  3.1.  General Restrictions.

                        (a) Except as provided in Section 3.4 hereof, Canopy shall not Transfer, or permit the Transfer of, any Securities that it Beneficially Owns (whether Beneficially Owned as of the date hereof or acquired hereafter) unless all of the following conditions are met:

                              (i)   in the case of a Transfer to any of the
Persons listed on Schedule 3.1(a) hereto or any Affiliate of such Persons, Canopy has obtained the prior written consent of Advent;

                              (ii)  such Transfer is effected only after
compliance with the terms and conditions of this Section 3; and

                              (iii) the transferee agrees in writing to be bound
by the terms and provisions of this Agreement and a copy of such writing is provided to Advent.

                        (b)   Canopy agrees that the legend set forth on
Schedule 3.1(b) hereto (the "RESTRICTIVE LEGEND") shall be affixed to all stock certificates representing Securities that it Beneficially Owns, and Canopy has submitted such stock certificates to the Company on the date hereof for such purposes. The Company hereby agrees to return such stock certificates to Canopy promptly after the Restrictive Legend has been affixed thereto.

                        (c) Any Transfer or purported Transfer made in violation of this Section 3 shall be null and void and of no effect. The parties agree that the restrictions on Canopy's ability to Transfer Securities that are Beneficially Owned by it, as set forth in this Agreement, are not manifestly unreasonable.


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                  3.2.  Right of First Refusal.

                        (a) Except as provided in Section 3.4, Canopy shall not Transfer any Securities unless Canopy shall have first provided the Investors with written notice of the proposed transfer of such Securities (the "SUBJECT SECURITIES"), and shall have offered to sell to the Investors all of such Subject Securities (an "OFFER NOTICE"). The Offer Notice shall include a statement of intention to Transfer the Subject Securities to a third party, the plan of disposition, and if the Transfer is pursuant to a bona fide offer ("BONA FIDE Offer") of a third party (the "BONA FIDE TRANSFEREE") the name and address of the Bona Fide Transferee and all of the terms of the Bona Fide Offer.

                        (b) The Investors shall have the right to purchase, severally or jointly, all or any portion of the Subject Securities, and shall exercise such right by Advent providing written notice thereof (an "ELECTION NOTICE") to Canopy within ten (10) days after the Investors' receipt of the Offer Notice. In the Election Notice, Advent shall indicate the number of Subject Securities to be purchased, the Investors that will be purchasing such Subject Securities, and the date for the closing of such purchase (which shall not be more than twenty (20) days after the date Advent provides such Election Notice).

                        (c) If the offer of Subject Securities is pursuant to a Bona Fide Offer and is for cash or cash plus deferred payments of cash, the Investors shall pay a purchase price per share for the Subject Securities equal to the price per share offered to be paid by the Bona Fide Transferee described in the Offer Notice, which price shall be paid in cash or, if so provided in the offer of the Bona Fide Transferee, cash plus deferred payments of cash in the same proportions and on the same terms of deferred payment as set forth in the Bona Fide Offer.

                        (d) If the offer of Subject Securities is pursuant to a Bona Fide offer and is for consideration other than cash or cash plus deferred payments of cash, the Investor shall pay the cash equivalent of such other consideration. If Canopy and the Investors cannot agree on the amount of such cash equivalent within ten (10) days after Advent provides the Election Notice to Canopy, either Canopy or Advent may, by three (3) days' written notice to the other, initiate appraisal proceedings for determination of the cash equivalent. The Investors may choose to revoke their election to purchase Subject Securities based on the determination of the appraised value of the cash equivalent pursuant to Section 3.2(e) below, and shall exercise such option by providing written notice to Canopy of such revocation within ten (10) days after such determination.

                        (e) If any party shall initiate an appraisal procedure to determine the amount of the cash equivalent of any consideration for Subject Securities, then Canopy and Advent shall each promptly (but no later than five
(5) days thereafter) appoint as an appraiser an individual who shall be a member of an independent investment banking firm. Each appraiser shall, within twenty
(20) days of appointment, separately investigate the value of the consideration for the Subject Securities as of the proposed transfer date and shall submit a notice of an appraisal of that value to each party. Each appraiser shall be instructed to determine such value without regard to income tax consequences to Canopy as a result of receiving cash rather than other consideration. If the appraised values of such consideration (the "EARLIER APPRAISALS") vary by less than ten percent (10%), the average of the two appraisals on a per


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share basis shall be controlling as the amount of the cash equivalent. If the appraised values vary by more than ten percent (10%), the appraisers, within ten
(10) days of the submission of the last appraisal, shall appoint a third appraiser who shall be a member of a nationally recognized investment banking firm. The third appraiser shall, within twenty (20) days of his appointment, determine which one of the Earlier Appraisals more accurately represents the value of the consideration for the Subject Securities and such appraisal will control. If any party fails to appoint an appraiser within five (5) days after the initiation of an appraisal procedure or if one of the two initial appraisers fails after appointment to submit his appraisal within the required period, the appraisal submitted by the remaining appraiser shall be controlling. Canopy and the Investors shall each bear the cost of its respective appointed appraiser, and the cost of the third appraisal shall be shared equally by Canopy and the Investors.

                        (f) If the proposed Transfer of Subject Securities is not pursuant to a Bona Fide Offer, the Investors shall pay cash in an amount equal to the average closing price per share of Common Stock on the Nasdaq SmallCap Market for the twenty (20) trading days prior to (and not including) the date of the Election Notice, multiplied by the number of Subject Securities to be purchased as set forth in the Election Notice.

                        (g) The closing of the purchase shall take place at such time, date and location as shall be mutually agreeable to Canopy and Advent (but not later than twenty (20) days after the last Election Notice is given or, if an appraisal procedure is initiated pursuant to Section 3.2(d), the final determination of the value of the cash equivalent). The purchase price, to the extent comprised of cash, shall be paid at the closing, and cash equivalents and documents evidencing any deferred payments of cash shall be delivered at the closing. In connection with such closing, neither Canopy nor the Investors shall be required, at any time prior to or at the closing, to make any representation to the other parties concerning whether such party is in possession of any material, non-public information regarding the Company. At the closing, Canopy shall deliver to the Investors the certificates evidencing the Subject Securities to be conveyed, duly endorsed and in negotiable form with all the requisite documentary stamps affixed thereto.

                        (h) To the extent that the Investors decline to purchase any Subject Securities, Canopy may Transfer such Subject Securities to the Bona Fide Transferee or other third party only in strict accordance with the terms stated in the Offer Notice. If Canopy shall fail to make such Transfer within sixty (60) days following (i) the expiration of the time period provided in Section 3.2(b) for Advent to deliver an Election Notice or (ii) the date Canopy receives notice of the Investors' revocation of their election to purchase such Subject Securities pursuant to Section 3.2(d), as the case may be, such Subject Securities shall again become subject to the restrictions of this
Section 3.2.

                  3.3.  Tag-Along Rights.

                        (a)   In addition to their rights pursuant to Section
3.2 above, each Investor who does not exercise the right of first refusal set forth in Section 3.2 shall have the right to sell to the Bona Fide Transferee or other third party purchaser (the "PURCHASER") (except as provided in Section 3.4), at the same price and on the same terms and conditions as the sale by Canopy thereto (which shall not be other than as set forth in the Offer Notice in any

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material respect in the case of a sale to a Bona Fide Transferee) a number of shares of (x) Series A Preferred Stock convertible into a number of shares of Common Stock, (y) Common Stock or (z) a combination of the foregoing (the "TAG-ALONG SHARES"), equal to (i) the shares of Common Stock, or shares of Common Stock underlying the Securities, the Purchaser proposes to purchase, multiplied by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock Beneficially Owned by such Investor and the denominator of which shall be the aggregate number of shares of Common Stock Beneficially Owned by Canopy and by each Investor electing to exercise its rights hereunder; provided, however, that if the amount of Tag-Along Shares calculated above shall represent fifty percent (50%) or more of the total Series A Preferred Stock and Common Stock held by such Investor, such Investor shall have the right to sell to the Purchaser all of the Series A Preferred Stock and Common Stock such Investor holds (in which event Canopy shall sell fewer Subject Securities).

                        (b) The Investors shall exercise the right to sell the Tag-Along Shares to the Purchaser by Advent indicating the Investors' election in the Election Notice. Such Election Notice shall also indicate the amount and type of Tag-Along Shares to be sold by the Investors and the Investors selling such Tag-Along Shares.

                  3.4. Exclusions. Notwithstanding the foregoing, the rights of the Investors pursuant to Sections 3.2 and 3.3 shall not apply to the following
Transfers:

                        (a) Transfers by Canopy to a Person that is acquiring all or substantially all of the assets of Canopy (other than Persons that are principally engaged in the businesses in which the Company competes and other than Persons listed on Schedule 3.1(a) hereto or Affiliates of such Persons); and

                        (b) Transfers by Canopy made pursuant to Rule 144 or an effective registration statement.

                  3.5. Termination of Restrictions. Notwithstanding the foregoing, in the event of a Transfer by Canopy of any Securities it Beneficially Owns pursuant to either Section 3.4(a) or (b), the rights of the Investors under this Section 3 shall terminate with respect to such Securities immediately upon the consummation of such Transfer.

            4. Representations and Warranties of Canopy. Canopy represents and warrants to the Investors as follows:

                  4.1. Right to Vote Securities. Canopy has the right to vote all of the Voting Securities that it Beneficially Owns.

                  4.2. Power; Binding Agreement; Non-Contravention. Canopy has the full, right, power and authority to enter into this Agreement and to perform all of its obligations hereunder. Neither the execution, delivery nor performance of this Agreement by Canopy will violate the charter, by-laws or other organizational or constitutive documents of Canopy, or any other agreement, contract or arrangement to which Canopy is a party or is bound, including any voting agreement, stockholders agreement or voting trust. This Agreement has been duly executed and delivered by Canopy and constitutes a legal, valid and binding agreement of

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Canopy, enforceable in accordance with its terms, except as such enforceability may be limited by (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. Neither the execution or delivery of this Agreement by Canopy will (i) require any material consent or approval of or filing with any governmental or other regulatory body, other than filings required under the federal or state securities laws, or (ii) constitute a violation of, conflict with or constitute a default under any material law, rule or regulation applicable to Canopy, or any material order, judgment or decree to which Canopy is bound.

            5.    Covenants.

                  5.1. Canopy Covenant. Except in accordance with the express provisions of this Agreement, Canopy shall not, directly or indirectly, grant any proxies, deposit any Securities into a voting trust or enter into any other voting agreement with respect to any Securities.

                  5.2.  Company Covenants.

                              (i)   The Company shall use its best efforts to
set any particular Vote Date so as to accommodate as reasonably as practicable the procedures outlined in Section 2.2(b).

                              (ii)  The Company shall only remove, or cause to
be removed, the restrictive legend affixed on any stock certificate representing Securities that Canopy Beneficially Owns if it receives (i) a certificate signed by an executive officer of Canopy certifying that such Securities have been Transferred in accordance with Rule 144 and (ii) an opinion from Canopy's counsel (which may be in-house counsel) that such Transfer was effected in accordance with Rule 144.

                              (iii) With a view to making available to Canopy
the benefits of Rule 144, the Company shall (A) use its best efforts to make and keep current public information about the Company available (as those terms are understood and defined in Rule 144) at all times, (B) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, and (C) furnish to Canopy upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, as well as such other reports and documents of the Company as Canopy may reasonably request in order to avail itself of Rule 144.

            6. Termination. This Agreement shall terminate on earlier of (i) the date upon which Canopy ceases to Beneficially Own any Securities of the Company or (ii) the date upon which the Investors cease to Beneficially Own any Securities of the Company.

            7. Survival. Except as expressly set forth herein, the representations, warranties, covenants and agreements made by Canopy in this Agreement shall survive the date hereof and shall remain in full force and effect until the termination of this Agreement in accordance with Section 6 above.

            8.    Release of Claims.

                  8.1. Canopy hereby confirms that (a) it has substantial experience in evaluating transactions involving venture capital investments and other types of investments in public and private companies and (b) it has had the opportunity (i) to discuss with its counsel and advisors, and has received answers for, any questions it may have had regarding the terms of this Agreement and (ii) to negotiate the terms of this Agreement with the Investors.

                  8.2. Canopy hereby acknowledges that the Company's business consists to a large extent of selling products developed and produced by EMC, which has resulted in a close business relationship between the Company and EMC.

                  8.3. Canopy hereby completely releases, relinquishes, waives and discharges each of the Investors, each of the Investors' respective present and former officers, directors, agents, employees, consultants, accountants, attorneys or other representatives (and their respective heirs, executors, trustees and administrators), and each of the Investors' respective successors and assigns (collectively, the "RELEASED PARTIES"), from all suits, charges, debts, dues, losses, bills, covenants, contracts, promises, agreements, variances, trespasses, expenses, claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, whether in law or equity, direct or indirect, matured or not matured that Canopy ever had, now has, or hereinafter can or may have, against the Released Parties that may be based on the negotiation process leading up to, and the terms of, this Agreement, the Purchase Agreement and the other Transaction Documents.

                  8.4. Canopy specifically acknowledges and agrees that (a) this Section 8 constitutes an essential, material term of this Agreement, and
(b) this Agreement is a material inducement for the Investors to enter into the Purchase Agreement and the other Transaction Documents and to consummate the transactions contemplated thereby.

            9. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature page hereof, or such other address or facsimile number as such party may hereinafter specify for the purpose of this Section 9 to the party giving such notice. Each such notice, request or other communication shall be effective
(a) if given by facsimile transmission, when such facsimile is transmitted to the facsimile number specified on the signature pages of this agreement and the appropriate confirmation is received or, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or, (c) if given by any other means, when delivered at the address specified on the signature pages of this Agreement.

            10. Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or supplemented except by an agreement in writing executed by Canopy and Investors holding a majority of the Series A Preferred Stock (or Common Stock issued upon conversion thereof); provided, however, that the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), by the written consent of Canopy and Investors holding at least seventy-five percent (75%) of the Series A Preferred Stock and any Common Stock that may be issued upon conversion thereof.

            11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

            12. Governing Law; Consent to Jurisdiction; Consent to Process; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of conflict of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each of the parties hereby waives all rights to a trial by jury.

            13. Injunctive Relief. The parties agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to specific performance or to enjoin the continuing breach of such provision, in each case without the requirement that a bond be posted, as well as to obtain damages for breach of this Agreement. By seeking such relief, the aggrieved party will not be precluded from seeking any other relief to which it may be entitled.

            14. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

            15. Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary to effectuate the voting agreements contemplated by this Agreement.

            16. No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or by reason of this Agreement or any provision contained herein.

            17. Representative of the Investors. To the extent certain provisions hereof expressly authorize Advent to deliver notices on behalf of an Investor, each Investor hereby appoints and authorizes Advent to act on its behalf with respect to such notices; provided, however, that prior to any such notice Advent shall obtain the express written direction of the applicable Investor.

            18. Legal Expenses. In the event any legal proceeding is commenced by any party to this Agreement to enforce, or recover damages for any breach of, the provisions hereof, the prevailing party in such legal proceeding shall be entitled to recover in such legal proceeding from the losing party such prevailing party's costs and expenses incurred in connection with such legal proceedings, including reasonable attorneys fees and disbursements.

            19. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. -

            20. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts (including by facsimile signature), each of which shall be deemed to be an original and all of which together shall constitute one and the same documents.

                            [signature pages follow]

            IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed by their respective authorized signatories as of the date first above written.

                                    THE CANOPY GROUP, INC.

                                    By:    /s/ Ralph J. Yarro
                                           ----------------------------
                                    Name:  Ralph J. Yarro
                                    Title: President and Chief Executive Officer

                                    Address for notices:

                                    333 South 520 West, Suite 300
                                    Lindon, Utah 84042
                                    Attention: Ralph J. Yarro
                                    Facsimile: 801.932.2031

                                    with a copy to:

                                    333 South 520 West, Suite 300
                                    Lindon, Utah 84042
                                    Attention: Brent Christensen
                                    Facsimile: 801.932.2031

                  [Investor and Company signature pages follow]

                                    INVESTORS:

                                    DIGITAL MEDIA & COMMUNICATIONS III LIMITED
                                        PARTNERSHIP
                                    DIGITAL MEDIA & COMMUNICATIONS III-A LIMITED
                                        PARTNERSHIP
                                    DIGITAL MEDIA & COMMUNICATIONS III-B LIMITED
                                        PARTNERSHIP
                                    DIGITAL MEDIA & COMMUNICATIONS III-C LIMITED
                                        PARTNERSHIP
                                    DIGITAL MEDIA & COMMUNICATIONS III-D C.V.
                                    DIGITAL MEDIA & COMMUNICATIONS III-E C.V.

                                    By: Advent International Limited
                                          Partnership, General Partner

                                    By: Advent International Corporation,
                                          General Partner

                                    By:     /s/ Michael Pehl
                                            ------------------------
                                    Name:   Michael Pehl
                                    Title:  Partner

                                    Address for notices:

                                    c/o Advent International Corporation
                                    75 State Street
                                    Boston, Massachusetts 02109
                                    Attention: Mike Pehl
                                               Operating Partner
                                    Facsimile: 617.951.0566

                                    With a copy to:

                                    Pepper Hamilton LLP
                                    3000 Two Logan Square
                                    18th and Arch Streets
                                    Philadelphia, Pennsylvania 19103
                                    Attention:  Julia D. Corelli, Esquire
                                    Facsimile:  215.981.4750

                   Investor Signature Page to Voting Agreement

                                    ADVENT PARTNERS DMC III LIMITED PARTNERSHIP
                                    ADVENT PARTNERS II LIMITED PARTNERSHIP

                                    By: Advent International Corporation,
                                          General Partner

                                    By:     /s/ Michael Pehl
                                            -----------------------
                                    Name:   Michael Pehl
                                    Title:  Partner

                                    Address for notices:

                                    c/o Advent International Corporation
                                    75 State Street
                                    Boston, Massachusetts 02109
                                    Attention: Mike Pehl
                                               Operating Partner
                                    Facsimile: 617.951.0566

                                    With a copy to:

                                    Pepper Hamilton LLP
                                    3000 Two Logan Square
                                    18th and Arch Streets
                                    Philadelphia, Pennsylvania 19103
                                    Attention:  Julia D. Corelli, Esquire
                                    Facsimile:  215.981.4750

                   Investor Signature Page to Voting Agreement

                                    EMC CORPORATION

                                    By:     /s/ Michael J. Cody
                                            -------------------------
                                    Name:   Michael J. Cody
                                    Title:  Vice President,
                                            Corporate Development

                                    Address for notices:

                                    176 South Street
                                    Hopkinton, Massachusetts 01748
                                    Attention: C. Matthew Olton
                                               Senior Corporate Counsel
                                    Facsimile: 508.497.6915

                                    With a copy to:

                                    Pepper Hamilton LLP
                                    3000 Two Logan Square
                                    18th and Arch Streets
                                    Philadelphia, Pennsylvania 19103
                                    Attention:  Julia D. Corelli, Esquire
                                    Facsimile:  215.981.4750

                   Investor Signature Page to Voting Agreement

                                    MTI TECHNOLOGY CORPORATION

                                    By:     /s/ Thomas P. Raimondi, Jr.
                                            ------------------------------
                                    Name:   Thomas P. Raimondi, Jr.
                                    Title:  Chief Executive Officer and
                                            President

                                    Address for notices:

                                    MTI Technology Corporation
                                    14661 Franklin Avenue
                                    Tustin, California 92780
                                    Attention:
                                    Facsimile:

                                    with a copy to:

                                    Stradling Yocca Carlson & Rauth
                                    660 Newport Center Drive
                                    Suite 1600
                                    Newport Beach, California 92660
                                    Attention:  Nick E. Yocca, Esq.
                                    Facsimile:  949.725.4100

                   Company Signature Page to Voting Agreement